UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2009

CHINA DIRECT INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Florida	001-33694	13-3876100

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 Fairway Drive, Suite 200, Deerfield Beach, Florida 33441
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (954) 363-7333

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 15, 2009, China Direct Industries, Inc. (the “Company”) entered into  an engagement letter (the “Engagement Letter”) with Rodman & Renshaw, LLC (“Rodman”) relating to the Company’s registered offer and sale of shares of its common stock and warrants to purchase its common stock.  A copy of the Engagement Letter is attached hereto as Exhibit 1.1.

The Company also entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the investors signatory thereto.  The Securities Purchase Agreement relates to the issuance and sale in a public offering by the Company of an aggregate of 2,702,702 shares of its common stock, at a price of $1.85 per share (each a “Share,” and, collectively, the “Shares”) and warrants (the “Warrants”) to purchase up to an additional  1,351,352 shares of common stock.   The Company received gross proceeds of approximately $5 million before placement agent fees and other expenses.  The Securities Purchase Agreement contains representations, warranties, and covenants of the Company and the investors that are customary for transactions of this type. The Securities Purchase Agreement is attached hereto as Exhibit 10.1.

The Warrants are exercisable beginning 6 months after their initial issuance at an exercise price of $2.31 per share until June 15, 2014. The exercise price and number of shares issuable upon exercise are subject to adjustment in the event of stock splits or dividends, business combinations, sale of assets or other similar transactions.  A copy of the form of Warrant is attached hereto as Exhibit 10.2.

Pursuant to the Engagement Letter, Rodman is receiving an aggregate fee of 3% of the proceeds raised in the offering plus expenses of $25,000.

The description of the offering provided herein is qualified in its entirety by reference to the Engagement Letter, the Securities Purchase Agreement and the Warrant which are attached hereto as exhibits.  The Company has filed with the Securities and Exchange Commission (the “Commission”) the Engagement Letter, the Securities Purchase Agreement and the Warrant in order to provide investors and the Company’s stockholders with information regarding their respective terms and in accordance with applicable rules and regulations of the Commission.  Each agreement contains representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties.  The provisions of the Engagement Letter and the Securities Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Commission.

The Shares are being issued pursuant to a prospectus supplement dated June 16, 2009, filed with the Commission pursuant to Rule 424(b) under the Securities Act, as part of a shelf takedown from the Company’s registration statement on Form S-3 (File No. 333-151648), including a related prospectus, which was declared effective by the Securities and Exchange Commission on August 1, 2008.

Pursuant to the terms of our Series A Convertible Preferred Stock offering conducted in February 2008, the Company will reduce the price on warrants to purchase 143,750 shares of common stock from $8.00 to $1.85 per share.  Accordingly, remaining holders of our Series A Convertible Preferred Stock will have the conversion price adjusted.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

The following exhibits are filed herewith:

1.1	Engagement Letter dated June 15, 2009 between the China Direct Industries, Inc. and Rodman & Renshaw, LLC
10.1	Form of Securities Purchase Agreement dated as of March 23, 2009 between the Company and the Purchasers
10.2	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA DIRECT INDUSTRIES, INC.

Date: June 17, 2009	By:	/s/ Yuejian Wang
Yuejian (James) Wang,
Chief Executive Officer